Exhibit 99.1

Investor Contact: Berkman Associates (310) 477 - 3118 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477 - 8900 xenonics@xenonics.com

Xenonics Reports Second Quarter Results and

Announces $1.2 Million NightHunter Order

CARLSBAD, CALIFORNIA — May 15, 2013 — XENONICS HOLDINGS, INC. (OTCBB:XNNH) today announced financial results for the second quarter and first half of fiscal 2013.

The Company also announced that it has received purchase orders valued at a total of approximately $1.2 million from Aardvark Tactical, Inc. (ATI), Azusa, California, for Xenonics’ NightHunter high-intensity illumination devices to be included in ATI’s nonlethal force protection kits for the U.S. Marine Corps. Shipments are scheduled to begin in June and to be completed by September 2013.

Second Quarter and First Half Financial Results

Revenue for the three months ended March 31, 2013 doubled to $961,000, compared to $473,000 for the second quarter of fiscal 2012. The net loss for the second quarter of fiscal 2013 narrowed to $293,000, or $0.01 per share. This compares to a net loss for the second quarter of fiscal 2012 of $574,000, or $0.02 per share.

For the six months ended March 31, 2013, revenue increased 40.1% to $1,118,000, compared to $798,000 for the first six months of fiscal 2012. The net loss for this year’s first half decreased to $787,000, or $0.03 per share. This compares to a net loss for the first half of fiscal 2012 of $1,227,000, or $0.05 per share.

Selling, general and administrative expenses decreased to $468,000 for the second quarter of fiscal 2013 from $534,000 for the second quarter of fiscal 2012. For the first half, SG&A decreased to $884,000, compared to $1,060,000 for the same period of the prior fiscal year.

At March 31, 2013, Xenonics reported total current assets of $2,433,000, including cash of $307,000, accounts receivable of $343,000, and inventories of $1,732,000. Total current liabilities at March 31, 2013 of $2,437,000 included notes payable of $1,836,000 due in October 2013.

CEO Comments

“The $1.2 million purchase order we recently received from Aardvark Tactical is a welcome addition to our backlog. We are developing a number of other growth opportunities we expect will result in additional substantial orders for our NightHunter and SuperVision products in the months ahead. Cost control remains our watchword as we strive to deliver the growth and profitability we believe our company is capable of delivering for our shareholders,” said Chairman Alan Magerman.

Conference Call

Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the second quarter of fiscal 2013. The dial-in number is (877) 474-9505, passcode #14471575. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #64180828, after 1:00 p.m. EDT.

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3186 Lionshead Avenue, Carlsbad, CA 92010

(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

Xenonics Reports Second Quarter Results and Announces $1.2 Million NightHunter Order

May 15, 2013

Page Two

About Xenonics

Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.

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XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Rounded in thousands, except per share amounts	(unaudited)		(unaudited)
Revenue	$961,000	$473,000	$1,118,000	$798,000
Cost of goods sold	505,000	257,000	580,000	488,000

Gross profit	456,000	216,000	538,000	310,000
Selling, general and administrative	468,000	534,000	884,000	1,060,000
Research and development	108,000	215,000	227,000	397,000

(Loss) from operations	(120,000)	(533,000)	(573,000)	(1,147,000)
Other income/(expense):
Interest (expense)	(173,000)	(41,000)	(212,000)	(78,000)

(Loss) before provision for income taxes	(293,000)	(574,000)	(785,000)	(1,225,000)
Income tax provision	—	—	2,000	2,000

Net (loss)	$(293,000)	$(574,000)	$(787,000)	$(1,227,000)

Net (loss) per share:
Basic and fully-diluted	$(0.01)	$(0.02)	$(0.03)	$(0.05)

Weighted average shares outstanding:
Basic and fully diluted	24,976,000	24,976,000	24,976,000	24,976,000

XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013	Sept. 30, 2012
Rounded in thousands, except par value	(unaudited)
Assets
Current Assets:
Cash	$307,000	$367,000
Accounts receivable	343,000	58,000
Inventories	1,732,000	2,117,000
Other current assets	51,000	82,000

Total Current Assets	2,433,000	2,624,000
Equipment, furniture and fixtures, net	18,000	14,000
Goodwill	375,000	375,000
Other assets	17,000	17,000

Total Assets	$2,843,000	$3,030,000

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$343,000	$281,000
Accrued expenses	162,000	134,000
Accrued payroll and related taxes	96,000	95,000
Notes payable, net of debt discount	1,836,000	1,000,000

Total Current Liabilities	2,437,000	1,510,000
Notes payable	—	525,000

Total Liabilities	2,437,000	2,035,000

Commitments and contingencies
Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 24,976,000 shares issued and outstanding at March 31, 2013 and September 30, 2012	25,000	25,000
Additional paid-in capital	26,879,000	26,681,000
Accumulated deficit	(26,498,000)	(25,711,000)

Total Shareholders’ Equity	406,000	995,000

Total Liabilities and Shareholders’ Equity	$2,843,000	$3,030,000